Exhibit 99.2

LORDSTOWN EV CORPORATION (f/k/a LORDSTOWN MOTORS CORP.)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Lordstown’s management believes is relevant to an assessment and understanding of Lordstown’s results of operations and financial condition. The discussion should be read together with the unaudited interim financial statements and related notes for the three and nine months ended September 30, 2020, the three months ended September 30, 2019 and the period of April 30, 2019 to September 30, 2019 that are included as part of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached. The discussion and analysis should also be read together with the pro forma financial information for the period from April 30, 2019 through December 31, 2019 and for the nine months ended September 30, 2020 that is part of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached.. Unless the context otherwise requires, references in this “Lordstown Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Lordstown” refer to the business and operations of Lordstown Motors Corp. and its subsidiaries prior to the Business Combination and to Lordstown, following the consummation of the Business Combination.

Overview

Lordstown is an automotive start-up company founded in April 2019 for the purpose of developing and manufacturing the first electric full-size pickup truck targeted for sale to fleet customers. Located in Lordstown, Ohio, Lordstown’s facility spans 6.2 million square feet and is in a near-production-ready state.

Since inception, Lordstown has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. Lordstown has built an operational prototype and publicly introduced the Endurance in June 2020 and expects to complete the production of additional engineering and pre-production vehicles during the remainder of 2020 and early 2021. Lordstown is targeting commencement of commercial production and initial sales in in the second half of 2021.

Lordstown’s goal is to achieve a leadership position as an OEM vehicle supplier to the commercial fleet industry. Lordstown intends to do so by focusing on the following strengths:

●	a highly experienced and proven senior management team led by founder and CEO, Mr. Steve Burns, with over 180 years of collective experience in the automotive and electric vehicle areas from prominent OEMs;
●	the near-production-ready, strategically located Lordstown Complex, which Lordstown believes offers significant advantages in terms of the time and cost necessary to reach full-scale commercial production;
●	the unique and efficient design of the Endurance incorporating advanced technology and engineering, including the use of in-wheel hub motors resulting in what Lordstown believes will be among the fewest moving parts of any highway-capable production vehicle ever produced; and
●	a safe, reliable and efficient vehicle, designed for and targeted to the needs of the fleet market, that Lordstown believes will offer a significantly reduced total cost of ownership as compared to currently available alternatives.

Within the broader trend of vehicle electrification, by targeting the sizable fleet market and focusing on its particular needs, Lordstown aims to obtain a “first mover” advantage, build strong customer relationships and capitalize on a significant market opportunity.

Recent Developments

The Business Combination

Lordstown entered into a Business Combination Agreement (the “Business Combination Agreement”) with DiamondPeak Holdings Corp. (“DiamondPeak”) on August 1, 2020. Pursuant to the Business Combination Agreement, Merger Sub, a newly formed wholly-owned subsidiary of DiamondPeak, merged with and into Lordstown. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub ceased and Lordstown survived and become a wholly-owned subsidiary of DiamondPeak. DiamondPeak was renamed Lordstown Motors Corp. and Lordstown was renamed Lordstown EV Corporation.

The Business Combination was accounted for as a reverse recapitalization. Lordstown was deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Lordstown’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, DiamondPeak was treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are an estimated net increase in cash (as compared to Lordstown’s balance sheet at September 30, 2020) of approximately $708 million, including $425 million in gross proceeds from the private investment in public equity (“PIPE”) by DiamondPeak. Total transaction costs were approximately $50 million . See “Unaudited Pro Forma Condensed Combined Financial Information.” In connection with the Business Combination, Lordstown settled the outstanding principal and accrued but unpaid interest due on its outstanding existing credit facility with GM, which amounted to approximately $21.2 million as of September 30, 2020.

As a consequence of the Business Combination, the combined company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The combined company expects to incur additional annual expenses as a public company that Lordstown did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

During 2020, an outbreak of a novel strain of coronavirus (COVID-19) has disrupted supply chains and affected production and sales across a range of industries and has led to a global decrease in vehicle sales in markets around the world. While the impact to Lordstown’s financial performance is unpredictable, the COVID-19 crisis may cause a decrease in demand for Lordstown’s vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from Lordstown’s efforts to mitigate the effects of COVID-19, delays in Lordstown’s schedule to full commercial production of the Endurance and disruptions to Lordstown’s supply chain, among other negative effects.

The pandemic has resulted in government authorities implementing certain measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. If, as a result of these measures, Lordstown has to limit the number of employees and contractors at the Lordstown Complex at a given time, it could cause a delay in retooling efforts or in the production schedule of the Endurance.

Further, Lordstown’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If Lordstown’s workforce is unable to work effectively, due to illness, quarantines, government actions, or other restrictions in connection with COVID-19, operations will be adversely affected. Lordstown’s planned operations at a single facility, the Lordstown Complex, concentrate these risks.

The extent of the impact of COVID-19 on Lordstown’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. Impact on Lordstown’s employees and vendors cannot be predicted, and the extent to which COVID-19 may impact Lordstown’s financial condition or results of operations is uncertain at this time.

Components of Results of Operations

Net Sales

Lordstown has not begun commercial operations and currently does not generate any revenue. Once Lordstown commences production and commercialization of vehicles, it is expected that the majority of Lordstown’s revenue will be initially derived from direct sales of electric pickup trucks.

Operating Expenses

Lordstown’s operating expenses have been limited to date and are not indicative of the type or amount of expenses expected to be incurred in the future. Following the Business Combination, Lordstown expects expenses to increase in the near term as the engineering and design of the Endurance are completed, the Lordstown Complex is retooled and prepared for commercial production, additional personnel are hired, commercial marketing efforts commence, and public company costs are incurred. These increases are likely to occur in advance of corresponding revenue generation. As production and sales commence and Lordstown grows its business, it will also incur costs of goods sold, license fees and will begin recording depreciation and amortization expense.

Selling and Administrative Expense

Selling, administrative and other costs to date have consisted primarily of employee expense, legal and professional, travel and entertainment, rent, insurance, marketing, freight, utilities, taxes and other. Lordstown intends to incur significant additional operating and general and administrative expenses as it begins production, specifically related to the hiring of a highly skilled workforce and to build the Endurance.

Research and Development Expense

Research and development costs to date have consisted primarily of personnel costs for engineering and research, prototyping costs and contract and professional services. Lordstown intends to incur significant additional research and development costs as it begins production, specifically related to product development, validation, and certification.

Income Taxes

Lordstown’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, changes in deferred tax assets and liabilities, and changes in the tax law. Lordstown maintains a valuation allowance against the full value of U.S. and state deferred tax assets because management believes the recoverability of the tax assets is uncertain.

Results of Operations for the nine months ended September 30, 2020 compared to the period from April 31, 2019 through September 30, 2020

	Nine months ended	April 30, 2019 through
	September 30, 2020	September 30, 2019
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	17,981,322	96,865
Research and development expenses	45,946,433	258,096
Total operating expenses	63,927,755	354,961
Gain on sale of assets	2,345,996	—
Loss from operations	(61,581,759)	(354,961)
Other income (expense)	163,402	(10,658)
Interest expense	(901,273)	—
Loss before income taxes	(62,319,630)	(365,619)
Income tax expense	—	—
Net loss	$(62,319,630)	$(365,619)

Selling and Administrative Expense

Selling and administration expenses increased $17.9 million or 18,463% during the nine months ended September 30, 2020, compared to the five-month period from April 30, 2019 through September 30, as Lordstown ramped up development and organizational activities in 2020. Additionally, the entity accrued for approximately $8.1 million of transaction expenses related to the business combination as described above. Further, the nine months ended includes nine months of activity versus the five-month period April 30, 2019 through September 30, 2019.

Research and Development Expense

Research and development expenses increased $45.7 million or 17,702% during the nine months ended September 30, 2020 compared to the five-month period from April 30, 2019 through September 30, 2019 as Lordstown continued design and development work on the Endurance. Further, the nine months ended includes nine months of activity versus the five-month period April 30, 2019 through September 30, 2019.

Gain on sale of assets

During the nine months ended September 30, 2020, Lordstown received approximately $2.4 million in connection with the sale of equipment it determined was not necessary for production. As the equipment was acquired for consideration below fair value from GM in November 2019, Lordstown recorded a gain on the sale of equipment as the sale price exceeded its relative fair value.

Interest expense

Interest expense increased $0.9 million or 100% compared to the nine months ended September 30, 2020 compared to the five-month period from April 30, 2019 through September 30, 2019, which is a result of additional funding obtained by the Company.

Results of Operations for the three months ended September 30, 2020 compared to 2019.

The following table sets forth Lordstown’s historical operating results for the months ended:

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Net sales	$—	$—
Operating expenses:
Selling and administrative expenses	12,032,463	96,865
Research and development expenses	29,966,350	258,096
Total operating expenses	41,998,813	354,961
Loss from operations	(41,799,621)	(354,961)
Other income (expense)	57,683	(10,658)
Interest expense	(557,290)	—
Loss before income taxes	(42,498,420)	(365,619)
Income tax expense	—	—
Net loss	(42,498,420)	$(365,619)

Selling and Administrative Expense

Selling and administrative expense increased $11.9 million or 12,322% during the three months ended September 30, 2020 compared to the three months ended September 30, 2019, as Lordstown ramped up development and organizational activities in 2020. Additionally, the entity accrued for approximately $8.1 million of transaction expenses related to the business combination as described above.

Research and Development Expense

Research and development expenses were approximately increased $29.7 million or 11,511% during the three months ended September 30, 2020 compared to the three months ended September 30, 2019, as Lordstown continued design and development work on the Endurance.

Interest expense

Interest expense increased $0.6 million or 100% during the three months ended September 30, 2020 compared to the three months ended September 30, 2019, which is a result of an additional $63.4 million in funding obtained by the Company.

Financial Condition, Liquidity, and Capital Resources

Debt

As of September 30, 2020, Lordstown had $64.5 million in outstanding debt, most of which was to repaid or converted into equity upon the consummation of the Business Combination.

On November 7, 2019, Lordstown issued to GM a Note Payable (the “Note Payable”) in the principal amount of $20 million. The Note Payable began bearing interest on February 1, 2020, at a rate of 7.0% per year. Interest from November 7, 2019 through January 31, 2020 was imputed at a rate of 5%. All outstanding amounts were satisfied in exchange for equity of Lordstown Motors Corp. upon the closing of the Business Combination.

On April 17, 2020, Lordstown entered into a Promissory Note with The Huntington National Bank, which provides for a loan in the amount of $1.0 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum.

On May 28, 2020, Lordstown entered into a Convertible Promissory Note (the “GM Convertible Note”) with GM that provides additional financing to Lordstown of up to $10 million. As of September 30, 2020, the outstanding balance on the note was $4.8 million. Any amounts outstanding under the GM Convertible Note, all outstanding amounts were satisfied in exchange for equity of Lordstown Motors Corp. upon the closing of the Business Combination.

On August 10, 2020, Lordstown entered into a Placement Agency Agreement with Maxim Group, LLC (“Maxim”). Pursuant to the terms of the agreement, Lordstown issued Convertible Promissory Notes to a series of investors for aggregate proceeds of $24.7 million. These Convertible Promissory Notes converted to equity in conjunction with the terms of the Business Combination.

In September 2020, the Company entered into a Placement Agency Agreement with existing LMC shareholders. Pursuant to the terms of the agreement, the Company issued Convertible Promissory Notes to a series of investors for proceeds worth $13.2 million. These Convertible Promissory Notes are expected to convert to equity in conjunction with the terms of the Business Combination. Refer to Note 13 of the audited financial statements included elsewhere in this filing for more information about these Convertible Promissory Notes.

Cash Flows

The following table provides a summary of Lordstown’s cash flow data for the period indicated:

	Nine months ended	For the Period April 30, 2019
	September 30, 2020	to September 30, 2019
Net cash used by operating activities	$(35,597,886)	$(70,619)
Net cash provided by investing activities	$2,395,996	$—
Net cash provided by financing activities	$50,749,256	$396,000

Net Cash Used by Operating Activities

From inception through September 30, 2019, net cash used by operating activities was $0.1 million. Net loss of $0.4 million was offset by $0.3 million of accounts payable and accrued expenses.

For the nine months ended September 30, 2020, net cash used by operating activities was $35.6 million. Net loss of $62.3 million and net gain on the disposal of equipment of $2.3 million was offset mainly by $20.6 million of accounts payable and $10.3 million of accrued liabilities and due to related party. The large increase in the aforementioned accounts is due to the Company ramping up production and therefore incurring additional costs, plus the accrual of $8.1 million of transaction expenses in conjunction with the business combination as described above.

Net Cash Provided by (Used by) Investing Activities

From inception through September 30, 2019, there was no cash used or provided by investing activities.

For the nine months ended September 30, 2020, cash provided by investing activities relates to the proceeds from the sale of equipment amounting to $2.4 million.

Net Cash Provided by Financing Activities

From inception through September 30, 2019, cash flows from financing activities was $0.4 million, which was the result of the issuance of common stock.

For the nine months ended September 30, 2020, cash flows from financing activities consisted of $6.4 million generated from sale of common stock, $1.0 million from the Paycheck Protection Program, and $43.3 million from related party funding.

Requirements and Resources

Lordstown estimates the following cash requirements over the approximately twelve month period from the date of the Business Combination in order to complete the design and engineering of the Endurance, retooling of the Lordstown Complex, and preparations to enter commercial production and ramp up sales efforts:

●	approximately $120 million of capital expenditures for retooling the Lordstown Complex and other investments to complete the Endurance and its supply chain;
●	approximately $90 million for research and development to complete the design and engineering of the Endurance and complete testing, validation and certification; and
●	approximately $130 million in operating and general and administrative expense as Lordstown hires a skilled workforce to build the Endurance and otherwise support commercial production and sales.

Lordstown believes the proceeds of the Business Combination will provide sufficient funds to support these activities and that, if successful, Lordstown may be able to achieve positive operating cash flow without additional external funding. However, there are significant uncertainties as to Lordstown’s ability to do so. Additional funding may be required for a variety of reasons, including, but not limited to, delays in anticipated schedule to complete the design of the Endurance or retooling of the Lordstown Complex, among other factors. Our budget projections may be subject to cost overruns for reasons outside of our control and we may experience slower sales growth than anticipated, which would pose a risk to our achieving cash flow positivity.

If Lordstown were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing, Lordstown believes that its strong, debt-free balance sheet following the transaction would enable the combined company to access financing on reasonable terms. However, there can be no assurance that such financing would be available to Lordstown on favorable terms or at all. In addition to traditional sources of equity and debt capital, Lordstown could pursue governmental support.

Contractual Obligations and Commitments

The following table summarizes Lordstown’s contractual obligations and other commitments for cash expenditures as of September 30, 2020:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1 – 3 Years	3 – 5 Years	5 years
Contractual Obligations
Related party notes payable	$63,480,577	$63,480,577	$—	$—	$—
PPP Loan	$1,014,652	$635,985	$378,667	$—	$—
Operating leases	$428,292	$428,292	$—	$—	$—
Total	$64,923,521	$64,544,854	$378,667	$—	$—

Additionally, refer to “Debt” section above for a discussion of Convertible Promissory Notes issued by Lordstown for the nine months ended September 30, 2020.

Off-Balance Sheet Arrangements

Lordstown did not have during the periods presented, and does not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Recent Accounting Pronouncements

See Note 2 to the unaudited financial statements included as part of the Form 8-K to which this Management’s Discussion and Analysis and Financial Condition and Results of Operations is attached for more information about recent accounting pronouncements, the timing of their adoption, and management’s assessment, to the extent they have made one, of their potential impact on Lordstown’s financial condition and results of operations.